Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc. One Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

Casey's Builds Momentum for Future Expansion
Ankeny, IA, December 7, 2016 - Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported diluted earnings per share of $1.44 for the second quarter of fiscal 2017 ended October 31, 2016, compared to $2.00 per share for the same quarter a year ago. Year to date, diluted earnings per share were $3.14 versus $3.57 a year ago. "The second quarter fuel margin was 6.1 cents per gallon lower than the 24.7 cents per gallon record quarterly fuel margin from a year ago, which impacted the second quarter diluted earnings by approximately $0.52 per share," said Terry Handley, President and CEO. "For the second quarter, gross profit dollars excluding fuel were up 7.5% and total fuel gallons sold increased 7.1%. Given the ongoing challenges in the broader convenience and food service industries, we are pleased with the performance of our stores. In addition, we are well-positioned for future expansion as the number of sites under contract for new-store construction has grown to 84, which is nearly double from a year ago."
Fuel - The Company's annual goal for fiscal 2017 is to increase same-store gallons sold 2.0% with an average margin of 18.4 cents per gallon. For the quarter, same-store gallons sold were up 3.7% with an average margin above goal at 18.6 cents per gallon. "Same-store gallons sold for the quarter were well ahead of the annual goal as retail fuel prices remained low and the fuel saver programs continued to drive incremental gallon sales," said Handley. "Fuel margin per gallon for the quarter was lower than the same quarter in the prior year due to decreased volatility in wholesale fuel costs." The Company sold 17.8 million renewable fuel credits for $15.9 million during the second quarter. For the six months ended October 31, 2016, total gallons sold were up 7.0% to 1.1 billion gallons. Gross profit dollars for the same time period were down 3.3% to $203.5 million primarily due to a lower margin. Year to date, same-store sales were up 3.3% with an average margin of 19.1 cents per gallon.
Grocery and Other Merchandise - Casey's annual goal for fiscal 2017 is to increase same-store sales 6.2% with an average margin of 32.0%. For the quarter, same-store sales were up 3.1% with an average margin of 32.0%. “A slowing of in-store traffic and tightening of consumer spending caused by the ongoing pressures in our operating area adversely impacted same-store sales throughout the quarter,” said Handley. "However, the Company continues to be an industry leader in same-store sales growth of many key products within the category, including cigarettes." Year to date, same-store sales were up 3.8% with an average margin of 31.8%. Total sales for the first six months were up 6.5% to $1.1 billion while total gross profit dollars increased 5.8% to $353.7 million.
Prepared Food and Fountain - The goal for fiscal 2017 is to increase same-store sales 10.2% with an average margin of 62.5%. Same-store sales for the quarter were up 5.1% with an average margin of 62.9%. "Consistent with reports from other food service operators, we continued to experience a softening of in-store traffic that resulted in same-store sales below our annual goal. Total sales for the second quarter were up 8.3%, while our same-store sales remained consistent with first quarter results," said Handley. "The growth programs continue to provide strong sales lifts, and we are encouraged by the growth in sales coming from on-line orders." Year to date, total prepared food and fountain sales were up 8.7% to $492 million, and total gross profit dollars were up 8.5% to $309.4 million. For the first six months, same-store sales were up 5.1% with an average margin of 62.9%.

Operating Expenses - In the second quarter, operating expenses increased 10.2% to 295.3 million. Year to date, operating expenses increased 10.5% to $587.4 million. “Both the quarter-to-date and year-to-date increases were in-line with our expectations, and primarily driven by an increase in wages due to operating more stores this year compared to the same period one year ago, the continued rollout of the various growth programs, and wage rate increases,” said Handley. "The Company remains committed to offering competitive wages and benefits in an effort to be the employer of choice in our industry." Store-level operating expenses for the quarter were up 4.9% at stores not impacted by growth programs.
Expansion - The Company’s annual goal for fiscal 2017 is to build or acquire 77 to 116 stores, replace 35 existing locations, and complete 100 major remodels. Through six months, the Company built and opened 11 new stores, acquired six stores, completed 12 replacements, and remodeled 24 stores. In addition, the Company currently has 39 new stores, 22 replacement stores, and 37 major remodel stores under construction. Finally, the Company has 84 sites under contract for future new store construction and 15 acquisition stores under contract to purchase. "We have made strides in ramping up store growth as the number of sites under contract for new builds continues to accelerate," said Handley. "There has been increased dialogue with acquisition targets compared to a year ago; however, we will remain disciplined in our evaluation of these opportunities. We are excited about the Company's future growth."
Dividend - At its December meeting, the Board of Directors declared a quarterly dividend of $0.24 per share. The dividend is payable February 15, 2017 to shareholders of record on February 1, 2017.
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Casey’s General Stores, Inc.
Condensed Consolidated
Statements of Income
(Dollars in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2016	2015	2016	2015
Total revenue	$1,920,055	$1,924,600	$3,890,134	$3,973,192
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	1,476,537	1,481,610	2,996,821	3,118,960
Gross profit	443,518	442,990	893,313	854,232
Operating expenses	295,289	267,978	587,417	531,560
Depreciation and amortization	48,675	41,807	94,530	81,206
Interest, net	10,075	10,009	20,615	20,093
Income before income taxes	89,479	123,196	190,751	221,373
Federal and state income taxes	32,299	44,163	66,179	80,534
Net income	$57,180	$79,033	$124,572	$140,839
Net income per common share
Basic	$1.46	$2.03	$3.18	$3.61
Diluted	$1.44	$2.00	$3.14	$3.57
Basic weighted average shares	39,189,804	39,002,546	39,177,746	38,987,530
Plus effect of stock compensation	472,735	423,747	472,713	419,687
Diluted weighted average shares	39,662,539	39,426,293	39,650,459	39,407,217

Casey’s General Stores, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	October 31, 2016	April 30, 2016
Assets
Current assets
Cash and cash equivalents	$177,973	$75,775
Receivables	32,930	27,701
Inventories	208,064	204,988
Prepaid expenses	4,960	3,008
Income tax receivable	2,066	14,413
Total current assets	425,993	325,885
Other assets, net of amortization	19,616	18,981
Goodwill	129,591	128,566
Property and equipment, net of accumulated depreciation of $1,415,262 at October 31, 2016 and $1,340,249 at April 30, 2016	2,377,051	2,252,475
Total assets	$2,952,251	$2,725,907
Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt	15,410	15,375
Accounts payable	250,948	241,207
Accrued expenses	120,657	130,989
Total current liabilities	387,015	387,571
Long-term debt, net of current maturities	915,051	822,628
Deferred income taxes	414,773	394,934
Deferred compensation	15,330	17,813
Other long-term liabilities	20,669	19,498
Total liabilities	1,752,838	1,642,444
Total shareholders’ equity	1,199,413	1,083,463
Total liabilities and shareholders’ equity	$2,952,251	$2,725,907
Certain statements in this news release, including any discussion of management expectations for future periods, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Revenue and Gross Profit by Category (Amounts in thousands)
Three months ended 10/31/2016	Fuel	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Revenue	$1,113,351	$544,799	$248,345	$13,560	$1,920,055
Gross profit	$99,060	$174,590	$156,329	$13,539	$443,518
Margin	8.9%	32.0%	62.9%	99.8%	23.1%
Fuel gallons	531,216
Three months ended 10/31/2015
Revenue	$1,166,736	$516,578	$229,388	$11,898	$1,924,600
Gross profit	$122,690	$162,904	$145,513	$11,883	$442,990
Margin	10.5%	31.5%	63.4%	99.9%	23.0%
Fuel gallons	496,226

Revenue and Gross Profit by Category (Amounts in thousands)
Six months ended 10/31/2016	Fuel	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Revenue	$2,260,395	$1,110,973	$492,001	$26,765	$3,890,134
Gross profit	203,489	$353,717	$309,381	$26,726	$893,313
Margin	9.0%	31.8%	62.9%	99.9%	23.0%
Fuel gallons	1,067,180
Six months ended 10/31/2015
Revenue	$2,452,977	$1,043,198	$452,770	$24,247	$3,973,192
Gross profit	$210,371	$334,453	$285,193	$24,215	$854,232
Margin	8.6%	32.1%	63.0%	99.9%	21.5%
Fuel gallons	997,395

Fuel Gallons						Fuel Margin
Same-store Sales Growth						(Cents per gallon, excluding credit card fees)
	Q1	Q2	Q3	Q4	Fiscal Year		Q1		Q2		Q3		Q4		Fiscal Year
F2017	3.1%	3.7%				F2017	19.5	¢	18.6	¢
F2016	3.4	3.3	1.6%	4.6%	3.0%	F2016	17.5		24.7		18.1	¢	17.8	¢	19.6	¢
F2015	3.0	2.3	2.2	3.5	2.6	F2015	18.9		19.5		22.0		16.9		19.3

Grocery & Other Merchandise						Grocery & Other Merchandise
Same-store Sales Growth						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2017	4.7%	3.1%				F2017	31.6%	32.0%
F2016	7.0	7.5	7.1%	7.4%	7.1%	F2016	32.6	31.5	31.2%	32.1%	31.9%
F2015	7.7	6.6	7.7	9.7	7.8	F2015	32.5	32.3	31.2	32.1	32.1

Prepared Food & Fountain						Prepared Food & Fountain
Same-store Sales Growth						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2017	5.1%	5.1%				F2017	62.8%	62.9%
F2016	10.3	9.4	6.0%	8.2%	8.4%	F2016	62.5	63.4	62.0%	61.9%	62.5%
F2015	11.1	11.1	14.1	13.5	12.4	F2015	59.9	59.3	58.7	60.9	59.7

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on December 8, 2016. The call will be broadcast live over the Internet at 9:30 a.m. CST via the Investor Relations section of our Web site and will be available in an archived format.